Exhibit 99.1

GeoVax Reports 2015 Third Quarter Financial Results

ATLANTA, GA, November 12, 2015 – GeoVax Labs, Inc. (OTCQB: GOVX), a biotechnology company developing human vaccines for HIV, Ebola virus and other infectious diseases using its novel platform technology, announced its financial results for the three and nine months ended September 30, 2015.

Financial Review

GeoVax reported a net loss of $619,899 ($0.02 per share) for the three months ended September 30, 2015, compared to $514,515 ($0.02 per share) for the same period in 2014. For the nine months ended September 30, 2015, the Company’s net loss was $1,996,556 ($0.06 per share) as compared to $1,809,970 ($0.07 per share) in 2014.

The Company reported revenues of $93,130 and $268,028 for the three-month and nine-month periods of 2015, respectively, related to grants from the NIH in support of its HIV/AIDS vaccine development efforts. This compares to $322,086 and $659,867 of grant revenue reported for the comparable periods of 2014. As of September 30, 2015, there is $260,522 in approved grant funds remaining and available for use.

Research and development (R&D) expenses were $378,521 and $1,166,803 for the three-month and nine- month periods of 2015, respectively, as compared to $425,498 and $1,344,560 for the comparable periods of 2014. General and administrative (G&A) expenses were $335,932 and $1,102,262 for the three-month and nine-month periods of 2015, respectively, as compared to $411,814 and $1,128,478 for the comparable periods of 2014.

GeoVax reported cash balances of $1,821,037 at September 30, 2015, as compared to $1,101,651 at December 31, 2014. Summarized financial information is attached. Further information concerning the Company’s financial position and results of operations are included in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.

Management Commentary

Robert T. McNally Ph.D., GeoVax’s President and CEO, commented, “During the third quarter we reported very encouraging preclinical animal data for our Ebola vaccine candidate, demonstrating 100 percent protection in two rodent models. Our novel combined tetravalent vaccine is designed to protect not only against the current strains of filoviruses such as Ebola, but also against other major hemorrhagic fever viruses endemic in African countries. Our next steps will be vaccination and challenge studies in nonhuman primates pursuant to our collaboration with the National Institute of Allergy and Infectious Disease (NIAID), while we also prepare for cGMP manufacturing of the vaccine for human clinical trials. Dependent upon the availability of financing and/or collaborations, we can potentially be ready for human clinical trials during the first half of 2017.”

“Our preventive vaccine (GOVX-B11) for the Clade B subtype of HIV is making progress through the HIV Vaccine Trials Network (HVTN) review process for the next human clinical trial, designated HVTN 114,” Dr. McNally continued. “We anticipate that HVTN 114 will enroll up to 100 individuals who participated in the HVTN 205 Phase 2a trial of GOVX-B11 vaccine (concluded in 2012) and will test the ability of protein boosts to increase the already impressive antibody responses elicited by GOVX-B11, as observed in HVTN 205. While the HVTN pursues this pathway for GOVX-B11, we will continue our outreach efforts to the philanthropic and investment community to seek funding to accelerate GOVX-B11 directly into Phase 2b human efficacy trials, without the need for evaluating the additional boosting regimens contemplated by HVTN 114.”

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Dr. McNally concluded, “During October, we significantly strengthened our scientific leadership team and capabilities through the addition of Farshad Guirakhoo, Ph.D. as our Senior Vice President, Research and Development. Dr. Guirakhoo will play an important role as we utilize our technology platform to develop other vaccines with high medical impact.”

About GeoVax

GeoVax Labs, Inc. is a clinical-stage biotechnology company developing human vaccines against infectious diseases using its novel vaccine platform. Current development programs are focused on vaccines against Ebola, Marburg, and Human Immunodeficiency Virus (HIV). GeoVax believes its technology and vaccine development expertise is well-suited for a wide variety of human infectious diseases for which there is an unmet medical need, and intends to pursue expansion of its product pipeline.

GeoVax’s vaccine platform supports production of non-infectious virus-like particles (VLPs) from the cells of the person receiving the vaccine. The production of VLPs in the person being vaccinated mimics a natural infection, stimulating both the humoral and cellular arms of the immune system to recognize, prevent, and control the target infection - should it appear.

Clinical trials for GeoVax’s preventive HIV vaccines have been conducted by the NIH-supported HIV Vaccine Trials Network (HVTN) with funding from the National Institute of Allergy and Infectious Disease (NIAID). Overall, GeoVax’s HIV vaccines, in various doses and combinations, have been tested in about 500 humans. For more information, go to www.geovax.com.

Forward-Looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax can develop and manufacture its vaccines with the desired characteristics in a timely manner, GeoVax's vaccines will be safe for human use, GeoVax's vaccines will effectively prevent HIV or Ebola infection in humans, vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax's products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. More information about these factors is contained in GeoVax's filings with the Securities and Exchange Commission including those set forth at "Risk Factors" in GeoVax's Form 10-K.

Contact:

Robert T. McNally, Ph.D.

GeoVax Labs, Inc.

investor@geovax.com

678-384-7220

FINANCIAL TABLES FOLLOW

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GEOVAX LABS, INC.

Condensed Consolidated Statements of Operations Information

(amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues
Grant revenue	$93	$322	$268	$660

Operating expenses:
Research and development	378	425	1,167	1,345
General and administrative	336	412	1,102	1,128
	714	837	2,269	2,473

Other income:
Interest income	1	1	4	3
	1	1	4	3

Net loss	$(620)	$(515)	$(1,997)	$(1,810)

Loss per common share	$(0.02)	$(0.02)	$(0.06)	$(0.07)

GEOVAX LABS, INC.

Condensed Consolidated Balance Sheet Information

(amounts in thousands)

	Sep. 30,	Dec. 31,
	2015	2014
Assets:
Cash and cash equivalents	$1,821	$1,101
Other current assets	75	124
Total current assets	1,896	1,225

Property, net	91	97
Other assets	11	11
Total assets	$1,998	$1,333

Liabilities and stockholders’ equity
Current liabilities	$118	$187
Stockholders’ equity	1,880	1,146
Total liabilities and stockholders’ equity	$1,998	$1,333

Common shares outstanding	31,951	31,951

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